Exhibit 24(b)

GE Automation Services

GE Automation Services, Inc.
2025 West Beltline Raod, Ste 100 Carrollton, TX 75006
972 389-7700 / Fax: 972 323-9918

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby constitute and appoint the General Electric Company Chief Corporate and Securities Counsel, Corporate Counsel, Associate Corporate Counsel and Corporate and Securities Counsel, and each of them acting individually, his true and lawful attorneys-in-fact and agents, each with power to act without the other and full power of substitution and resubstitution, to execute, sign, deliver and file, for and on his behalf, and in his name, place and stead, in any and all capacities, a Registration Statement on Form S-8 (or other appropriate form) for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any other documents in support thereof, in substitution thereof or supplemental or amendatory thereto, with respect to the registration of shares of General Electric Company Common Stock, par value $.06 per share, issued pursuant to the GE Automation Services, Inc. Affiliate 401(k) Savings Plan (the "Plan"), hereby granting to such attorneys-in-fact and each of them full power and authority to do and perform each and every act and thing whatsoever as such attorney-in-fact or attorneys-in-fact may deem necessary or advisable to carry out fully the intent of the foregoing as the undersigned might or could do personally or in any and all capacities, hereby ratifying and confirming all acts and things which such attorney-in-fact or attorneys-in-fact or their agents may do or cause to be done by virtue of this power of attorney.

     IN WITNESS WHEREOF, the undersigned has executed this power of attorney on behalf of the Plan as of the 5th day of August, 2003.

GE Automation Services, Inc. Affiliate 401(k) Savings Plan By:/s/ Thomas Dahl Thomas Dahl, Plan Administrator